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+--------+                                    UNITED STATES
| FORM 5 |                         SECURITIES AND EXCHANGE COMMISSION
+--------+                                Washington, D.C. 20549

[_] Check box if
    no longer subject     ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

[_] Form 3 Holdings Reported

[_] Form 4 Transactions Reported
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1.  Name and Address of Reporting Person*

        Foster                      Vincent                          D.
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

                        1300 Post Oak Blvd., Suite 800
    ----------------------------------------------------------------------------
                                   (Street)

        Houston                       TX                             77056
    ----------------------------------------------------------------------------
        (City)                      (State)                          (Zip)


2.  Issuer Name and Ticker or Trading Symbol  U.S. Concrete, Inc. (RMIX)
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)
               --------------

4.  Statement for Month/Year  January 2002
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                                --------------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [X] Director    [ ] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

    Vice President and Controller

7.  Individual or Joint/Group Reporting  (check applicable line)
     X
    ___ Form Filed by One Reporting Person

    ___ Form Filed by More than One Reporting Person
-------------------------------------------------------------------------------
Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title of Security         2. Trans-    3. Trans-     4. Securities Acquired (A)   5. Amount of        6. Owner-    7. Nature
   (Instr. 3)                   action       action        or Disposed of (D)           Securities          ship         of In-
                                Date         Code          (Instr. 3, 4 and 5)          Beneficially        Form:        direct
                                (Month/      (Instr. 8)                                 Owned at the        Direct       Bene-
                                Day/                                                    end of              (D) or       ficial
                                Year)                                                   Issuer's            Indirect     Owner-
                                                                 (A) or                 Fiscal Year         (I)          ship
                                                        Amount   (D)        Price       (Instr. 3 and 4)    (Instr. 4)   (Instr. 4)
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Common Stock                    (1)           A        5,400       A         (1)          370,190              D
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Common Stock                                                                              105,784              I       by Main
                                                                                                                       Street
                                                                                                                       Equity
                                                                                                                       Ventures II,
                                                                                                                       LP
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Common Stock                                                                                  300              I       custodian
                                                                                                                       under TX
                                                                                                                       UGMA
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Common Stock                                                                               10,000              I       by General
                                                                                                                       Partnership
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(1) Relates to shares issued pursuant to an award granted 04/10/2001.
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* If the form is filed by more than one reporting person, see instruction
  4(b)(v).

(1) Shares acquired under the U.S. Concrete, Inc. Employee Stock Purchase Plan in June 2001.

(2) Shares acquired under the U.S. Concrete, Inc. Employee Stock Purchase Plan in December 2001.

--------------------------------------------------------------------------------

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                                                   ---------------------------
                                                                                                         (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
Stock option                            8.74            06/01/01                   A                  5,000
(right to buy)
-----------------------------------------------------------------------------------------------------------------------------
Stock option                            7.00            03/15/01                   A                 50,000
(right to buy)
-----------------------------------------------------------------------------------------------------------------------------

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6. Date Exer-          7. Title and Amount of            8. Price         9. Number            10. Owner-         11. Na-
   cisable and            Underlying Securities             of               of Deriv-             ship               ture
   Expiration             (Instr. 3 and 4)                  Deriv-           ative                 of De-             of In-
   Date                                                     ative            Secur-                rivative           direct
   (Month/Day/                                              Secur-           ities                 Secu-              Bene-
   Year)                                                    ity              Bene-                 rity:              ficial
                                                            (Instr. 5)       ficially              Direct             Owner-
 --------------------------------------------                                Owned                 (D) or             ship
 Date          Expira-              Amount or                                at End                Indi-              (Instr. 4)
 Exer-         tion         Title   Number of                                of Year               rect (1)
 cisable       Date                 Shares                                   (Instr. 4)            (Instr. 4)

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12/01/01    06/01/06       Common     5,000                                  120,000                   D
                           Stock
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(2)         03/15/11       Common    50,000                                                            D
                           Stock
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(2) The options vest in four equal annual installments beginning 03/15/02.
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Explanation of Responses:


           /s/  Vincent D. Foster            02/11/2002
       --------------------------------  -----------------
       **Signature of Reporting Person        Date

   ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.